                                                                  EXHIBIT 10.18


                               SYNON CORPORATION

                         FULL RECOURSE PROMISSORY NOTE

$200,000                                                    September 24, 1992


         For value received, the undersigned promises to pay to Synon Corporation, a Delaware corporation (the "Company"), or its registered assigns, at its principal office the principal sum of $200,000, together with interest on the unpaid principal thereof from the date hereof at the rate of 8% per annum. Interest shall be paid on September 24 of each year on the outstanding principal of this Note. Principal and any accrued but unpaid interest shall be due in full on or before September 24, 1997 unless accelerated or forgiven as herein set forth.

         Principal and interest are payable in lawful money of the United States of America. All payments due hereunder shall be applied first to the payment of interest and then to the payment of principal. THE PRIVILEGE IS RESERVED TO PREPAY ALL OR ANY PORTION OF THE NOTE AT ANY TIME WITHOUT PENALTY.

         This Note is issued by the undersigned in connection with the purchase of the Residence (as defined in the Security Agreement of even date herewith between the undersigned and the Company, hereinafter, the "Security Agreement") as contemplated by the employment letter dated March 27, 1991 from the Company to the undersigned (the "Employment Agreement"). Payment of this Note shall be secured by the Residence pursuant to the terms of the Security Agreement. This Note shall be subject to all terms and conditions of the Security Agreement and the Employment Agreement.

         The holder of this Note shall have full recourse against the maker, and shall not be required to proceed against the Residence in the event of default.

         If the undersigned voluntarily terminates his employment with the Company, other than due to being Constructively Terminated (as defined in the Employment Agreement), this Note shall be immediately due and payable. If the undersigned is involuntarily terminated without cause or Constructively Terminated, this Note shall be due and payable within twelve months of such termination.

         Subject to the undersigned's continuing status as an employee or consultant of the Company, $3,333.33 of indebtedness (1/60 of the principal) shall be forgiven at the end of each one-month period following April 15, 1991 (the undersigned's employment start date) resulting in total forgiveness of the loan at the end of five (5) years from the undersigned's employment start date. If the undersigned voluntarily terminates his employment with the Company during the calendar year 1993, other than due to his being Constructively Terminated, the loan will be forgiven to the extent of (i) $40,000, if such termination is prior to April 15, 1993, or
(ii) $80,O00, if such termination is between April 15, 1993 and December 31, 1993. In the event the undersigned is involuntarily terminated without cause or Constructively Terminated at any time while the loan remains outstanding, the loan will be forgiven to the extent of the ratable portion described above plus an additional $40,000.

         This Note shall be construed in accordance with, and governed by, the laws of the State of California. Should suit be commenced to collect this Note or any portion thereof, such sum as the Court may deem reasonable shall be added hereto as attorneys' fees. The maker waives presentment for payment, protest, notice of protest, and notice of nonpayment of this Note.

         This Note shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs and beneficiaries.



                                        /s/ Paul K. Wilde
                                        -----------------------------------
                                        Paul K. Wilde